As filed with the Securities and Exchange Commission on August 14, 2007
Registration No. 333-139805

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2, AMENDMENT NO. 2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFOLINX COMMUNICATIONS LTD.
(Name of small business issuer in its charter)

NEVADA	4841	98-0504670
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

180 Pemberton Avenue
North Vancouver, British Columbia, Canada V7P 2R5
(866) 966-5469
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Jones
President
InfoLinx Communications Ltd.
180 Pemberton Avenue
North Vancouver, British Columbia, Canada V7P 2R5
(866) 966-5469
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Thomas E. Stepp, Jr.
Stepp Law Group, a professional corporation
32 Executive Park, Suite 105, Irvine, California 92614
Telephone: (949) 660-9700 Facsimile: (949) 660-9010

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities	Amount to be Registered	Proposed Maximum Offering Price per share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	13,364,200	$0.15	$2,004,630	$215 (2)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

(2) The amount of $950 was paid in January 2007 ($425) and June 2007 ($425) in connection with the initial filing and subsequent amendment of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Prospectus

InfoLinx Communications Ltd.
13,364,200 Shares
Common Stock

The selling shareholders named in this prospectus are offering all of the shares of common stock offered by this prospectus.

Our common stock is currently listed on the Pink Sheets using the symbol “IFNX.PK.” The last reported sale price of our common stock on the Pink Sheets was $0.11 per share on April 30, 2007.

The selling shareholders named in this prospectus will offer their shares of our common stock at a price of $.15 per share until the price of our shares of our common stock are quoted on the OTC Bulletin Board and thereafter they will sell those shares at prevailing market prices or privately-negotiated prices.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” beginning on Page 4.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where such offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state or similar securities commission has approved or disapproved of these securities or passed judgment upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 14, 2007.

Summary

Prospective investors are urged to read this prospectus in its entirety.

We have developed software that allows cable and telecommunications operators to deliver on-demand, interactive television content to their digital television subscribers on channels which uses our InfoLinx system, and each such channel is an “InfoLinx Channel”. Designed as a rival to print advertising, InfoLinx Channels will transmit relevant local content that is currently distributed via newspapers, direct mail, and “yellow pages” type directories. We envision that the InfoLinx Channels will display separate, informative categories at high speed, free of charge, and in a user-friendly format. InfoLinx Channels are designed to maximize network capability of cable and telephone TV networks, providing targeted, local content to their customers.

We have yet to enter into any formal agreements with cable and telecom operators to offer our service, and we have not obtained any agreements with advertisers in connection with our service.

We were incorporated in the State of Nevada on August 28, 2006. We may be referred to herein as the “Company”. On November 17, 2006, InfoLinx Communications Ltd., a British Columbia corporation, merged with and into us. InfoLinx Communications Ltd., a British Columbia corporation, was incorporated on October 23, 2000, and developed our business prior to the November 17, 2006 merger. For accounting purposes, the merger is deemed to be a continuation of InfoLinx Communications Ltd., a British Columbia corporation, into the United States.

Our principal executive office is located at 180 Pemberton Avenue, North Vancouver, British Columbia, Canada V7P 2R5. Our phone number is (866) 966-5469.

The Offering

Securities Being Offered	Up to 13,364,200 shares of common stock.

Terms of the Offering

The selling shareholders named in this prospectus will offer their shares of our common stock at a price of $.15 per share until the price of our shares of our common stock are quoted on the OTC Bulletin Board and thereafter they will sell such shares at prevailing market prices or privately-negotiated prices. The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Securities Issued and to be Issued	17,743,810 shares of our common stock are issued and outstanding as of the date of this prospectus. All the common stock sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

The summarized financial data presented below is derived from and should be read in conjunction with our unaudited May 31, 2007, financial statements and our audited November 30, 2006, financial statements, including the notes to those financial statements, which are included elsewhere in this prospectus and the section entitled “Management’s Discussion and Analysis or Plan of Operations” in this prospectus. For accounting purposes, the November 17, 2006, merger of InfoLinx Communications Ltd., a British Columbia corporation, with and into us is deemed to be a continuation of InfoLinx Communications Ltd., a British Columbia corporation, into the United States.

		For six months		For year ended		From October 23,
		ended May 31, 2007		November 30, 2006		2000
		(unaudited)		(audited)		(Date of Inception)
						to
						May 31, 2007
						(unaudited)
Revenue	$	Nil	$	Nil	$	Nil
Net Loss for the Period		($79,045)		($159,697)		($568,524)
Basic Loss Per Share		($0.00)		($0.01)
		As at		As at
		May 31, 2007		November 30, 2006
Cash		$57,894		$3,626
Total Assets		$214,145		$144,693
Current Liabilities		$127,735		$116,179
Total Liabilities		$127,735		$116,179
Accumulated Deficit		($566,663)		($487,618)
Total Stockholders' Equity		$86,410		$28,514

Risk Factors

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

As our business is in the development stage and we have no customers or advertisers, we face a high risk of business failure and this could result in a complete loss of your investment.

We were incorporated in the State of Nevada on August 28, 2006. On November 17, 2006, InfoLinx Communications Ltd., a British Columbia corporation, merged with and into us. InfoLinx Communications Ltd., a British Columbia corporation, was incorporated on October 23, 2000 and developed our business prior to the November 17, 2006 merger.

We have developed software that allows cable and telecom operators to deliver on-demand, interactive television content to their digital television subscribers, but we have yet to enter into any formal agreements with cable and telecom operators to offer our service (though we do have a letter of intent with SaskTel and, pursuant to that letter of intent, we hope to launch an InfoLinx Channel, specifically geared towards real estate, in the Regina, Saskatchewan, Canada market in the near future). We have not obtained any agreements with advertisers in connection with our service. As of the date of this prospectus we have not earned any revenues. Potential investors should be aware of the difficulties normally encountered in connection with development stage companies and the high rate of failure of such companies. These potential problems include, but are not limited to, our inability to enter into agreements with cable and telecom operators and/or advertisers, lack of sufficient funding for our business, competition, and obsolescence.

We have a limited history upon which to base any assumption as to the likelihood that our business will prove successful. As a result of this, we can provide little or no assurance to investors that we will generate any revenues or ever achieve profitable operations. If we are unsuccessful in addressing the above outlined risks, our business will likely fail.

If we do not obtain additional financing, our business will fail.

We have never generated revenue from business operations and may not in the future. Our net loss since inception to May 31, 2007 is $566,663. The auditors’ report in our financial statements as at November 30, 2006 and 2005 includes an explanatory paragraph that states that we have no established source of revenue and are dependent on our ability to raise capital to sustain operations, factors which raise substantial doubt about our ability to continue as a going concern. We expect to continue to incur additional losses in the foreseeable future, and we may never become profitable. Our business plan calls for significant expenses related to the development of our business. We will require additional financing in order to grow our business. Also, even if we receive sufficient funding, we may not realize a profit. We cannot guarantee that we will be successful generating revenues in the future. Failure to generate revenues will cause us to go out of business.

Our business depends significantly on establishing and maintaining business relationships with cable operators and telecommunications companies. Our inability to establish or maintain such business relationships will materially and adversely affect our business.

Our software allows cable and telecom operators to deliver on-demand, interactive television content to their digital television subscribers; however, we have yet to enter into any agreements with cable and telecom operators to offer our service. If we are unable to establish relationships with cable and telecom operators to offer our service, we will be unable to generate revenue and our business will fail. If we are able to establish any such relationships, our operations could be adversely affected if our business relationships with these operators are not maintained. Any interruption in these business relationships could cause our business, financial condition and results of operations to suffer.

If advertisers or the viewing public do not accept, or lose interest in, our InfoLinx Channel, our revenues may be negatively affected and our business may not expand or be successful.

We offer solutions to advertisers as an alternative to traditional advertising print media, such as newspapers and yellow pages directories. On-demand, interactive television content, like the InfoLinx Channel, is an emerging segment of the media market. This market for our products and services has only recently begun to develop and is rapidly evolving. In addition, our products and services are new and based on emerging technologies. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently-introduced technology and products are subject to a high level of uncertainty. We will compete for advertising spending with many forms of more-established advertising media. Our success and ability to generate revenues depends on the broad acceptance of our InfoLinx Channel by advertisers and their continuing interest in this medium as a component of their advertising strategies. Acceptance of our products and services will be highly dependent on the functionality and performance of our products and services, and our success with the initial implementation of our products and services. There can be no assurance that we will be successful in obtaining market acceptance of our technology, products or services.

Our success also depends on the continued acceptance by the viewing public of our InfoLinx Channel. Advertisers may elect not to use our services if they believe consumers are not receptive to our InfoLinx Channel or that our InfoLinx Channel does not provide sufficient value as effective advertising mediums. Likewise, if consumers find the InfoLinx Channel to be difficult to use or of low quality, advertisers may view our InfoLinx Channel as a less attractive advertising medium compared to other alternatives. In that event, advertisers may determine to reduce their spending on our InfoLinx Channel. If a substantial number of advertisers lose interest in advertising on our InfoLinx Channel, for these or other reasons, we will be unable to generate sufficient revenues and cash flow to operate our business, and our revenue, liquidity and results of operations could be negatively affected.

Under our business plan, we plan to derive a majority of our revenues from the provision of advertising services, and advertising is particularly sensitive to changes in economic conditions and advertising trends.

Demand for advertising on our InfoLinx Channel, and the resulting advertising spending by our clients, will be sensitive to changes in general economic conditions and advertising spending typically decreases during periods of economic downturn. Advertisers may reduce the money they spend to advertise on our InfoLinx Channel for a number of reasons, including:

-	a general decline in economic conditions;

-	a decline in economic conditions in the particular cities in which we conduct business;

-	a decision to shift advertising expenditures to other available advertising media; or

-	a decline in advertising spending in general.

     Any such decrease in spending on advertising would materially and adversely affect our ability to generate revenue from our InfoLinx Channel, and our financial condition and results of operations.

Rapid technological changes in the marketplace may adversely affect our InfoLinx Channels.

Our business is subject to rapid technological change and new product introductions and enhancements. Our ability to remain competitive may depend, in part, upon our ability to develop new and enhanced products or services and introduce these products or services at competitive prices on a timely and cost-effective basis. In addition, new product or service introductions or enhancements by our competitors or the use of other technologies could cause a decline in sales or loss of market acceptance of our existing products and services. Our success in developing, introducing, selling and supporting new and enhanced products or services depends upon a variety of factors, including the timely and efficient completion of product design and development and the timely and efficient implementation of production and conversion processes. There can be no assurance that we will be successful in selecting, developing, manufacturing and marketing new products or services or in enhancing our existing products or services. Failure to do so successfully may adversely affect our business, financial condition and results of operations.

If we are not able to effectively compete against traditional advertising print media, we may not generate any revenues.

We offer solutions to advertisers as an alternative to traditional advertising print media, such as newspapers and yellow pages directories. The market for our products is intensely competitive and subject to rapid change. Many of our competitors have longer operating histories, significantly greater financial and other resources, significantly greater name recognition, and more customers than we do. There is also a substantial risk that announcements of competing products by large competitors could result in the delay or postponement of customer orders in anticipation of the introduction of such new products.

Protecting our intellectual property may be costly and ineffective, and if we are not able to protect our intellectual property, we may not be able to compete effectively and we may not be profitable.

Our future success depends, in part, on our ability to protect the intellectual property for our technology. We have no registered copyrights, trademarks or patents. As our intellectual property is not registered, it may be difficult for us to protect our intellectual property. We may choose, in the future, to register our intellectual property in Canada, the United States and elsewhere, at a significant cost to us.

Our ability to raise additional capital by the sale of our stock may be harmed by competing sales of our common stock by the selling shareholders.

We anticipate that we may attempt to raise additional capital in the future by sales of our securities. Sales by our selling shareholders would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, because the selling shareholders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock from us, or at all, if the selling shareholders are selling their shares of common stock.

Because our officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Our president, Matthew Jones, and vice presidents, Mark Garfield and Patrick Fitzsimmons, have business interests concurrent with InfoLinx Communications Ltd. And, therefore, cannot devote 100% of their time to our business. While they currently have adequate time to attend to our interests, it is possible that other obligations could arise in the future. As a result, they may no longer have sufficient time to devote to the management of our business in the future.

Currently, there is a very limited market for our common stock, and if a market for our common stock does not develop, shareholders maybe unable to sell their shares.

Our common stock is quoted on the Pink Sheets under the symbol “IFNX.PK”. Prior to the merger with and into us, the common stock of InfoLinx Communications Ltd., a British Columbia corporation, was quoted on the Pink Sheets under the symbol “IFOLF.PK.” There is no certainty that our common stock will continue to be quoted or that any liquidity exists for our shareholders. We plan to apply for listing of our common stock on the National Association of Securities Dealers, Inc. Over the Counter (OTC) Bulletin Board upon the effectiveness of the registration statement. If our stock is not listed on the OTC Bulletin Board or if a public market for our common stock does not develop, it will be difficult for shareholders to sell their stock. In such a case, shareholders may lose some, or all of their investment. If we establish a trading market for our common stock, the market price of our stock may be significantly affected by factors such as fluctuations in our operational results, general market conditions and other factors. Furthermore, the stock market itself may experience fluctuations in price and volume that can affect the market prices for the shares of developmental stage companies, which may affect the market price of our common stock.

Our stock is regarded as “penny stock” which may limit a shareholder’s ability to buy or sell our stock.

Under the Securities Exchange Act of 1934 (the “Exchange Act”) our stock is defined as “penny stock” and is expected to remain so for the foreseeable future. Penny stock is defined as common stock that has a market price of less than $5.00 per share and is subject to certain rules and regulations. These penny stock restrictions on broker-dealers make it difficult to sell penny stock in a secondary market, thus limiting investment liquidity. Any broker-dealer engaged by a shareholder for the purpose of selling his or her common stock of the Company will be subject to Rules 15g-1 through 15g-10, inclusive, of the Exchange Act. Some broker-dealers will refuse to attempt to sell penny stock rather than complying with these rules.

A more detailed discussion of penny stock and its related broker-dealer restrictions can be found in the ‘Plan of Distribution’ section of this prospectus.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. You can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Our actual results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements are made in good faith and are a result of our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any future performance suggested herein.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders. We will, however, pay all costs associated with this registration statement and prospectus.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Security Holders

The selling shareholders in this prospectus are offering all of the 13,364,200 shares of common stock specified in this prospectus. Of those shares, 11,829,200 of those shares were acquired from us in a private placement in November 2006, in connection with the merger of InfoLinx Communications Ltd., a British Columbia corporation, into us. 105,000 of those shares were acquired from us in a private placement in December 2006, and the remaining 1,430,000 shares were acquired from us in a private placement in April 2007. We believe that the private placements were exempt from registration under the Securities Act of 1933 pursuant to Regulation S.

The following table outlines, as of the date of this prospectus, information regarding the beneficial ownership of our common stock by each of the selling shareholders, including:

  The number of shares owned by each selling shareholder prior to this offering;
  The total number of shares that are to be offered by each selling shareholder;
  The total number of shares that will be owned by each selling shareholder upon completion of this offering; and
  The percentage owned by each selling shareholder upon completion of this offering.
Name of Selling	Shares Owned	Number of	Total Shares to be	Percent Owned Upon
Shareholder	Prior to This	Shares Offered	Owned Upon	Completion of This
	Offering	for Sale	Completion of This	Offering
			Offering
Anderson, Christopher	100,000	100,000	0	0%
Axion Developments (9)	60,000	60,000	0	0%
Bell, Michelle Charlene	31,252	31,252	0	0%
Berg, Debbie L.	50,000	50,000	0	0%
Berg, Richard	262,500 (2)	162,500	100,000 (2)	0.56%
Bjorklund, Robin	500,000	500,000	0	0%
Brook, Richard A.	50,000	50,000	0	0%
Carmichael, William Bradley	600,000	600,000	0	0%
Cowley, John	50,000	50,000	0	0%
Dougherty, Brian	250,000	250,000	0	0%
Downing, Marie	100,000	100,000	0	0%
Fabris, Allan Robert	750,000	750,000	0	0%
Farkes, Grant	200,000	200,000	0	0%
Francis, Dorothy Delores	50,000	50,000	0	0%
Francis, Tim	1,740,000	1,740,000	0	0%
Garfield, Mark David (1)	1,189,196	1,189,196	0	0%
Gendron, Archie and Michelle	100,000	50,000	50,000 (5)	0.28%
Gendron, Damien	90,000	60,000	30,000 (6)	0.17%
Gibson, Asquith	100,000	100,000	0	0%
Granholm, Richard	100,000	100,000	0	0%
Grears, Kenneth	125,000	125,000	0	0%

Douglas
Hovden, Alan	50,000	50,000	0	0%
Husejnagic, Alan	50,000	50,000	0	0%
Janzen, John	50,000	50,000	0	0%
Jecar Investments Ltd. (10)	100,000	100,000	0	0%
Jones, Elizabeth A.	150,000	125,000	25,000 (7)	0.14%
Jones, Griffin	400,000	400,000	0	0%
Keller, Thomas	95,000	95,000	0	0%
Klitch, David J.	200,000	200,000		0%
L’Heureux, Clement M. & Patricia G.	90,000	90,000	0	0%
L’Heureux, Ron & Sherry	180,000	180,000	0	0%
Labenskas, Leonas	1,000,000	1,000,000	0	0%
Lockwood, Kathryn Anne	600,000	600,000	0	0%
Lukacs, Mary Fae	25,000	25,000	0	0%
Lyle, Bill T.	125,000	125,000	0	0%
Lyle, William T.	100,000	100,000	0	0%
MacDonald, Blair J. & Lisa M.	300,000	300,000	0	0%
MacDonald, Jordon Carson Ingram	100,000	100,000	0	0%
MacDonald, Tyler Jacob Ingram	100,000	100,000	0	0%
MacLean, Fred J.	25,000	25,000	0	0%
Mange, Michael	130,000	130,000	0	0%
Marchinkow, Ben & Bonnie	50,000	50,000	0	0%
McDonnell, Brady	130,000	130,000	0	0%
McGuire, Cathei	150,000 (3)	50,000	100,000 (3)	0.56%
McGuire, Cathy	100,000	100,000	0	0%
McGuire, Steven P.	50,000	50,000	0	0%
Nicholson, Ralph William & Rhelda Lorraine	50,000	50,000	0	0%
Nicholson, Rhelda Lorraine	50,000	50,000	0	0%
Quechuck, Gordon E.	125,000	125,000		0%

Robson, Dean	100,000	100,000	0	0%
Rutledge, Shirley Anne Helen & Ken	75,000	75,000	0	0%
Seldon, Julie & Doug	25,000	25,000	0	0%
Senger, Tim	30,000	30,000	0	0%
Sherlock, William Bent	100,000	100,000	0	0%
Sibbelee, John	50,000	50,000	0	0%
Siddoo, Sonny	50,000	50,000	0	0%
Simmiss, Craig	475,000	475,000	0	0%
Sinclair, Peter R.	131,252	131,252	0	0%
Stanley, Denein C.	25,000	25,000	0	0%
Stember, Margaret	25,000	25,000	0	0%
Stewart, James	600,000	600,000	0	0%
Stonehouse, Linda	50,000	50,000	0	0%
Stonehouse, Riley	210,000	210,000	0	0%
Universal Solutions Inc. (11)	200,000 (4)	100,000	100,000 (4)	0.56%
Wiewel, Rudy	50,000	50,000	0	0%
Total	13,769,200 (8)	13,364,200	405,000 (8)	2.28%

1. Mr. Garfield is our Vice President and Director.

2. Includes the shares registered hereunder and 100,000 warrants exercisable within 60 days of the date of this prospectus.

3. Includes the shares registered hereunder and 100,000 warrants exercisable within 60 days of the date of this prospectus.

4. Includes the shares registered hereunder and 100,000 warrants exercisable within 60 days of the date of this prospectus.

5. Includes the shares registered hereunder and 50,000 warrants exercisable within 60 days of the date of this prospectus.

6. Includes the shares registered hereunder and 30,000 warrants exercisable within 60 days of the date of this prospectus.

7. Includes the shares registered hereunder and 25,000 warrants exercisable within 60 days of the date of this prospectus.

8. Includes 405,000 warrants exercisable within 60 days of the date of this prospectus.

9. Riley Stonehouse has investment and/or voting control of the shares held by Axion Developments.

10. Alan Saunders has investment and/or voting control of the shares held by Jecar Investments Ltd.

11. Richard Silas has investment and/or voting control of the shares held by Universal Solutions Inc.

Except as indicated above, each of the above shareholders beneficially owns and has sole voting and investment over all shares or rights to the shares registered in his or her name. The numbers in this table assume that none of the selling shareholders purchases additional shares of common stock and all shares offered are sold. The percentages are based upon 17,743,810 outstanding shares of common stock on the date of this prospectus. Furthermore, none of the selling shareholders:

  Has had a material relationship with us other than as a shareholder, with the exceptions of those specified above;
  Has ever been one of our officers or directors, with the exceptions of those specified above; or
  Is a broker-dealer or affiliate of a broker-dealer.

Plan of Distribution

The selling shareholders will act independently of us and, therefore, sell their shares at their discretion with regard to timing, manner and size of sales. The selling shareholders named in this prospectus will offer their shares of our common stock at a price of $.15 per share until the price of our shares of our common stock are quoted on the OTC Bulletin Board and thereafter they will sell such shares at prevailing market prices or privately-negotiated prices.

We will pay all costs relating to the registration of the common stock.

The shares may be sold by one or more of the following methods:

  A block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
  Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;
  Ordinary broker transactions in which the broker solicits purchases;
  By options, swaps or derivatives;
  In transactions to cover short sales; or
  In privately arranged transactions.

When selling their shares, shareholders may sell directly to the purchasers or use brokers, dealers, underwriters or agents. When they are engaged, broker-dealers may arrange for other broker-dealers to participate. Broker-dealers may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

If our selling shareholders enter into arrangements with broker-dealers, as described above or in any other manner, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters. Regardless of the manner of sale, all shares will be sold in compliance with the Securities and Exchange Commission’s Rule 144.

As our stock is classified as penny stock, there are rules that regulate broker-dealer practices regarding their transactions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from these rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that:

  Contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  Contains a description of the broker- dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
  Contains a brief, clear, narrative description of a dealer market, including ‘bid’ and ‘ask’ prices for penny stocks and the significance of the spread between the bid and ask price;
  Contains a toll-free telephone number for inquiries regarding disciplinary actions;
  Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
  Contains such other information as in such form (including language, type, size, and format) as the Securities and Exchange Commission shall require by rule or regulation.

Moreover, prior to effecting any transaction in a penny stock, the broker-dealer must provide the customer with:

  Bid and offer quotations for the penny stock;
  Details of the compensation of the broker-dealer and its salesperson in the transaction;
  The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
  Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock, because our stock will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling our common stock.

Legal Proceedings

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth certain information regarding our executive officers and directors as of August 14, 2007:

NAME OF DIRECTOR	AGE	TERM SERVED	POSITIONS WITH COMPANY
Matthew Jones	48	Since formation	President, Treasurer and Director
Mark Garfield	56	Since formation	Vice President and Director
Patrick Fitzsimmons	54	Since formation	Vice President, Secretary and Director

All our directors hold office until the next annual meeting of our stockholders or until their successors are elected and qualified. Executive officers hold offices until their successors are elected and qualified, subject to earlier removal by our Board of Directors.

Set forth below is a biographical description of each director and executive officer, based upon information supplied by them:

Biographical Information

Matthew Jones is our President, Treasurer, and one of our directors. From its formation in 2000 until its merger with and into us on November 17, 2006, Mr. Jones was the President and a director of InfoLinx Communications Ltd., a British Columbia corporation. From March 1998 until the present, Mr. Jones has also been the principal of Matthew Jones and Associates, a real estate consulting firm that has been involved in all aspects of real estate business, including commercial property analysis, land assembly marketing and marketing campaign development, and sales of detached and multi-family homes. He received a Bachelors Degree in business from Simon Fraser University in 1981.

Mark Garfield is our Vice President and one of our directors. From January 2005 until its merger with and into us on November 17, 2006, Mr. Garfield was the Vice President and a director of InfoLinx Communications Ltd., a British Columbia corporation. For over the past five years, he has also been self-employed, in the business of design and sales of fine art.

Patrick Fitzsimmons is our Vice President, Secretary and one of our director. From November 2005 until its merger with and into us on November 17, 2006, Mr. Fitzsimmons was the Vice President, Secretary and a director of InfoLinx Communications Ltd., a British Columbia corporation. Since March 2001, he has also served as an officer and director of Alternet Systems Inc. in Vancouver, British Columbia.

Significant Employees

We have no significant employees, other than the officers and directors specified above.

Committees of the Board of Directors We presently do not have an audit committee, a compensation committee, nominating committee, an executive committee of our Board of Directors, a stock plan committee, or any other committees.

Audit Committee Financial Expert We have no financial expert on our Board of Directors. We believe the cost related to retaining a financial expert at this time is prohibitive.

Security Ownership of Certain
Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding stock as of the date of this prospectus, and by our officers and directors, individually or as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (2)
$0.001 Par Value Common Stock	Matthew Jones President, Treasurer and Director c/o InfoLinx 180 Pemberton Avenue, North Vancouver, British Columbia, Canada V7P 2R5	4,379,610	24.68%
$0.001 Par Value Common Stock	Patrick Fitzsimmons Director c/o InfoLinx 180 Pemberton Avenue, North Vancouver, British Columbia, Canada V7P 2R5	400,000(1)	2.25%
$0.001 Par Value Common Stock	Mark Garfield Secretary c/o InfoLinx 180 Pemberton Avenue, North Vancouver, British Columbia, Canada V7P 2R5	1,189,196	6.70%
$0.001 Par Value Common Stock	All officers and directors as a group	5,968,806	33.64%
$0.001 Par Value Common Stock	Tim Francis 1803 North River Drive Kamloops, British Columbia Canada V2B 7N4	1,740,000	9.81%
$0.001 Par Value Common Stock	Leonas Labenskas 939 Elphinstone St. Regina, Saskatchewan S4T 3L7	1,000,000	5.64%
$0.001 Par Value Common Stock	Kathryn Anne Lockwood	1,000,000	5.64%

3200-650 West Georgia Street, Vancouver, British Columbia, Canada V6P 4P7

(1) This amount is solely comprised of stock options to purchase additional shares of our common stock exercisable within 60 days of the date of this prospectus.

(2) The percentage of class is based upon 17,743,810 shares of our common stock issued and outstanding as of the date of this prospectus.

Description of Securities

General

The aggregate number of shares that we are authorized to issue is 400,000,000, which shares are common stock with a par value of $0.001 per share.

Common Stock

As of August 14, 2007, there were 17,743,810 shares of our common stock issued and outstanding held by 72 shareholders of record. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of a majority of the outstanding shares entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our shareholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of our common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up of the Company, each outstanding share of our common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of capital stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

As of the date of this prospectus, we have 405,000 warrants outstanding, all at an exercise price of $0.15 Canadian Dollars. Of these, warrants to purchase one hundred thousand (100,000) shares were granted to Cathei McGuire which expire on May 4, 2008; warrants to purchase one hundred thousand (100,000) shares were granted to Richard Berg that expire on August 10, 2008; warrants to purchase one hundred thousand (100,000) shares were granted to Universal Solutions Inc. which expire on August 10, 2008; warrants to purchase fifty thousand (50,000) shares were granted to Archie and Michelle Glendron which expire on December 4, 2008; warrants to purchase thirty thousand (30,000) shares were granted to Damien Gendron which expire on December 4, 2008; and warrants to purchase twenty-five thousand (25,000) shares were granted to Elizabeth Jones which expire on December 4, 2008.

Options

As of the date of this prospectus, we have issued 900,000 options to purchase shares of our common stock pursuant to our 2005 Stock Option Plan, which was assumed by us as a result of our merger with InfoLinx Communications Ltd., a British Columbia corporation. All of those options were issued in September 2005 at an exercise price of $0.10 and the stock options expire in September 2007. Of these, 400,000 were granted to our Vice President and director, Patrick Fitzsimmons, as consideration for his services to us as an officer and director. The other options were granted in exchange for consulting services.

Experts

The financial statements for the years ended November 30, 2006 and 2005 included in this prospectus and registration statement have been audited by Dale Matheson Carr-Hilton LaBonte LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These financial statements are included in reliance upon the authority of that accounting firm, as experts in auditing and accounting.

Our acting transfer agent for stock transactions is Transfer Online, Inc., 317 SW Alder Street, 2nd Floor, Portland, Oregon 97204, telephone number: 503-227-2950 and facsimile number: 503-227-6874.

Interests of Named Experts and Counsel

None of the experts or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company. Nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Disclosure of the Opinion of the Securities and Exchange Commission regarding Indemnification
For Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Description of Business

Business Development

We were incorporated in the State of Nevada on August 28, 2006. On October 3, 2006, we agreed that InfoLinx Communications Ltd., a British Columbia corporation, would merge with and into us pursuant to a written agreement. Under the terms of the written agreement, the merger became effective when the appropriate merger documents were filed with both the British Columbia Registrar of Companies and the Nevada Secretary of State. On November 17, 2006, the merger became effective and InfoLinx Communications Ltd., a British Columbia corporation, merged with and into us. InfoLinx Communications Ltd., a British Columbia corporation, was incorporated on October 23, 2000, and developed what became our business prior to the November 17, 2006 merger. In the merger, each share of InfoLinx Communications Ltd., a British Columbia corporation, was converted into one of our shares of common stock, and we assumed the business and operations of InfoLinx Communications Ltd., a British Columbia corporation. For accounting purposes, the merger is deemed to be a continuation of InfoLinx Communications Ltd., a British Columbia corporation, into the United States.

Prior to the merger, the common stock of InfoLinx Communications Ltd., a British Columbia corporation, was quoted on the Pink Sheets under the symbol “IFOLF.PK.” After the merger, our shares are quoted on the Pink Sheets under the symbol “IFNX.PK.”

We have developed software that allows cable and telecom operators to deliver on-demand, interactive television content to their digital television subscribers on a channel which uses our InfoLinx system, called the InfoLinx Channel. Designed as a rival to print advertising, InfoLinx Channel will transmit relevant local content that is currently distributed via newspapers, direct mail and “yellow pages” type directories. We envision that the InfoLinx Channel will display separate, informative categories at high speed, free of charge, and in a user-friendly format. InfoLinx Channel is designed to maximize network capability of cable and telephone TV networks, providing targeted, local content to their customers. We believe InfoLinx Channel will act, essentially, as an interactive “yellow pages” type directory for products, services and organizations for a local community.

Our principal executive office is located at 180 Pemberton Avenue, North Vancouver, British Columbia, Canada V7P 2R5. Our telephone number is (866) 966-5469. Our Internet address is http://www.infolinx.tv. Information on our website is not, however, part of this prospectus, and you should rely only upon the information contained in this prospectus before deciding to invest in our common stock.

Our Product, The InfoLinx System

We have developed software that allows cable and telecom operators to deliver on-demand, interactive television content to their digital television subscribers, but we have yet to enter into any formal agreements with cable and telecom operators to offer our service. We are able to design a network architecture, so that our software can be integrated with servers and run without downtime. Notwithstanding, we do have a letter of intent with SaskTel and, pursuant to that letter of intent, we hope to launch InfoLinx Channel, specifically geared towards real estate, in the Regina, Saskatchewan, Canada market in the near future, as described below. We have not obtained any agreements with advertisers in connection with our service.

The InfoLinx system is designed to provide at-home television users access to commercial, retail, and personal content via the digital set top box supplied by the operator of the network. Most content is distributed on-demand, meaning the user requests content, such as a restaurant listing, through the set top box. This request is submitted to a highly robust, centralized server in the network operating center which processes the request, dynamically renders the response, and then submits the content back to the set top box. Communication between the set top box and the centralized server is managed through a secure wide area network, as provided by the network operator, over Hyper Text Transport Protocol (“HTTP”).

The InfoLinx system can adapt to many networks, set top boxes, or specialized television services. The flexible architecture uses three power bands: (1) primary response band, which manages all incoming and outgoing content through a specialized rendering agent; (2) the engine band, which performs critical functionality for the architecture such as database, logging and simple network management protocol; and (3) the services band, which provides feature support such as ad generation, movie listings, or instant messaging. Each band is designed to add, remove, and even substitute a component to satisfy the needs or concerns of the network operating center.

The InfoLinx system may be run on one server or may be easily scaled across many servers to provide the highest fault-tolerance level. The bands communicate to each other using InfoLinx’s proprietary code module that marries robust queues with both synchronous and asynchronous XML requests. Due to this flexible architecture, each component may be separated from the band and either put on a server of its own or spread out across multiple servers to best suit the load requirements of the network operator’s clients. Each component within the band services a complete function cycle to respond to the proprietary request; however, each component may additionally perform out-of-process functions, such as caching movie listings locally or checking for new email.

How an InfoLinx Channel Works

To use an InfoLinx Channel, viewers can use the four arrows on their television remote to access the information they want about the shops, services, restaurants and entertainment or sporting events near them. When finished, the viewer can return to other channels with the touch of a button.

Unlike the Internet, there is no delay to log on, no waiting for pages to appear and no addresses to enter. The directory content will appear at high speed with colorful graphics and enhanced audio by use of the television remote.

We have developed a directory format that blends the usability of the television, the functionally of print media like a “yellow pages” directory and the performance of high speed Internet. Our interactive directory platforms allow advertisers to display their content over the television to gain maximum exposure at a reasonable cost.

While the InfoLinx directories could be customized to fit effectively into any given network operator’s market, the beta test InfoLinx Channel consists of six categories: TelePages, Entertaiment, Sports and Leisure, Shopping, Real Estate, and Color Classifieds.

Potential Market

As we rely on digital capability, we hope to benefit from the conversion of television broadcast networks from analog to digital. Both the Federal Communications Commission in the United States and the Canadian Radio-television and Telecommunications Commission in Canada have implemented plans to convert the entire broadcast television infrastructure from the current analog standard to digital by the end of 2000. Digital networks make it possible to transmit the InfoLinx Channel without any network upgrades.

On January 29, 2004, our predecessor, InfoLinx Communications Ltd., a British Columbia corporation, entered into a letter of intent with the public utility SaskTel, which provides telephone services to Saskatchewan (one of Canada’s ten provinces) to develop InfoLinx Channel in Saskatchewan and to joint venture development of an InfoLinx interactive television directory similar to the Yellow Pages.

Pursuant to that letter of intent, we hope to launch InfoLinx Channel, specifically geared towards real estate, in the Regina, Saskatchewan, Canada market in the near future. When fully developed, we envision that the directory could provide SaskTel and us with advertising revenue from those businesses listed in the directory. We hope to finalize an agreement with SaskTel in the near future.

In our proposed arrangement with SaskTel, SaskTel will promote advertising on the InfoLinx Channel through their sales and marketing activities. Specifically, we anticipate that DirectWest, an affiliate of SaskTel, will sell advertising on the InfoLinx Channel, and we will receive 15% of the advertising revenue attributable to the InfoLinx Channel in the form of a royalty. Upon finalization of an agreement with SaskTel, we expect to pay up-front fees of approximately $35,000 to set up the InfoLinx Channel for SaskTel.

Industry Background

We designed our products and services to be a rival to print advertising for local content that is currently distributed via newspapers, direct mail and “yellow pages” type directories. Consumers have traditionally relied on yellow pages directories and 411 services to search for local businesses. We believe that consumers are increasingly turning to interactive sources to search for local business information. In particular, the Internet is gaining credibility as an important advertising medium for local businesses. Our directory format blends the usability of the television, the functionally of print media like a “yellow pages” directory, and the performance of high speed Internet. Unlike the Internet, there is no delay to log on, no waiting for pages to appear and no addresses to enter. The directory content will appear at high speed with colorful graphics and enhanced audio by use of the television remote.

Competition

We expect to experience competition from several types of companies.

Yellow Pages Directories and 411-Based Local Search. Consumers have traditionally relied on yellow pages directories and 411 type telephone directory assistance information services to search for local businesses. 411 type telephone directory assistance, however, generally requires a business name and address.

Internet Local Search. Our InfoLinx Channels face competition from a number of Internet local search providers such as YellowPages.com. We expect competition to increase as investment in Internet local search increases. Many competitors and potential competitors have significantly greater resources than us. A number of the traditional Internet search portals, including Yahoo! Inc., Google and Microsoft Corporation’s MSN.com, have already entered the local search market. These companies represent a competitive threat to our customers and an indirect competitive threat to us.

Media Services. We will also compete with locally-focused Internet portals, as well as specialized services such as America Online’s Digital Cities, Google Inc.’s Google Local and other independently owned and operated websites. The locally-focused Internet portal market is fragmented. Larger vendors include Citysearch.com and Citiesunlimited.com.

We do not know of any company providing a product truly similar or comparable to ours. However, we believe that we can compete favorably with our competitors on the basis of our solutions’ breadth and functionality. However, our competitors will be able to devote greater resources to the development, promotion and sale of their products and services than we can to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs. In particular, our competitors may have broader sales infrastructures and in some cases may have larger technology infrastructures that could ease deployment, integration and configuration. In some cases, our solutions may not be as attractively priced as those offered by our competitors, which may put us at a competitive disadvantage. Our ability to remain competitive will depend to a great extent upon our ongoing performance in product development and customer support.

Intellectual Property

Our success depends in part upon our ability to protect our intellectual property and operate without infringing the proprietary rights of other parties. We have no registered copyrights, trademarks or patents. As our intellectual property is not registered, it may be difficult for us to protect our intellectual property rights, however, we feel that our software code and the look and feel of our product is protected by common law rights. We may choose, in the future, to register our intellectual property in Canada, the United States and/or elsewhere, at a significant cost to us.

Our Research and Development

We have been successful in completing software and server development so that now we can offer a ready to market, turnkey InfoLinx Channel. Development has included not only channel and server software, but also all back-end software for production and administration. The server package has been rigorously tested and designed with full redundancy.

Our predecessor, InfoLinx Communications Ltd., a British Columbia corporation, initially developed our software in 2001 and we have worked to improve that software. As of February 6, 2003, the prototype of our application software was successfully tested in a digital network cable environment using a set top box. During the past year we have been successful in completing software and server development, so that now we can offer a ready to market, turnkey channel. Development has included not only channel and server software, but also all back end software for production and administration.

Employees

We have no employees as of the time of this prospectus other than our officers. We use independent contractors for software support, development and system architecture.

In September 2005 our predecessor, InfoLinx Communications Ltd., a British Columbia corporation entered into three agreements for consulting services, which we assumed pursuant to the merger, each expiring in September 2007. Under the agreements, the consultants receive fees as follows:

	Stock Options	Monthly Cash
	Granted (all	Consulting Fees	Shares of Common
Consultant Name	exercisable at $0.10 for		Stock issuable
	a period of two years)		in Lieu of Cash
			Consulting Fees

Patrick Fitzsimmons	400,000	$2,000 Canadian Dollars	50,000 common shares per month for a period of 12 months

Steve Owst	250,000	$2,000 Canadian Dollars	12,500 common shares per month for a period of 12 months

Paul Brandenburg	250,000	$ 2,000 Canadian Dollars	30,000 common shares in the first month and 20,000 common shares per month for a period of 11 months

Options were granted to all three consultants upon signing of the agreements. In the year ended November 30, 2005, we recorded a liability to issue 100,000 shares of common stock at a fair value of $0.085 per share for a total cost of $8,552 for stock in lieu of fees payable to Patrick Fitzsimmons for the months of October and November 2005. In November 2005 this consultant, Patrick Fitzsimmons, became one of our directors and, accordingly, the fees have been recorded as management fees. In the year ended November 30, 2006, we recorded an additional liability to issue 500,000 shares of our common stock at $0.0876 per share for a total cost of $43,800 for management fees payable to Patrick Fitzsimmons.

Commencement of consulting services by Steve Owst and Paul Brandenburg did not begin and have been postponed indefinitely. Accordingly, no monthly fees or stock in lieu of fees have been accrued for them.

In February 2007 we entered into a consulting agreement with Anderson Marketing Services for advice and services regarding our fiscal and developmental matters for a fee of $10,000 Canadian Dollars payable by the issuance of 100,000 shares of our common stock. The services were completed in March 2007 and those shares were issued on April 2, 2007.

Subsidiaries

We do not have any subsidiaries.

Reports to Security Holders

Currently, we are not required to provide annual reports to security holders. However, our shareholders, as well as the general public, may view or download copies of all of our filings with the SEC online, including, but not limited to, annual reports, quarterly reports, as well as all other reports required under the Securities Exchange Act of 1934. These reports will be made available on the SEC website at www.sec.gov by performing a search of our electronic filings. We will not be a reporting issuer with the SEC until our registration statement on Form SB-2 is declared effective.

Management’s Discussion and Analysis or Plan of Operation

Plan of Operations

During the past two years we have been successful in completing software and server development, so that now we can offer a ready to market, turnkey channel. Development has included not only channel and server software, but also all back end software for production and administration. The server package has been rigorously tested and designed with full redundancy.

Over the next 12 months, we hope to enter into agreements with cable and telecommunications operators to provide InfoLinx Channel on their networks. Initial focus will be on Western Canadian cable and telecommunications operators and product introductions in the U.S.

On January 29, 2004, our predecessor InfoLinx Communications Ltd., a British Columbia corporation entered into a letter of intent with the public utility SaskTel, which we assumed because of the merger and which provides telephone services to Saskatchewan (one of Canada’s ten provinces) to develop an InfoLinx Channel in Saskatchewan and to joint venture development of an InfoLinx interactive television directory similar to the Yellow Pages.

Pursuant to that letter of intent, we hope to launch InfoLinx Channel, specifically geared towards real estate, in the Regina, Saskatchewan, Canada market in the near future. When fully developed, we envision that the directory could provide SaskTel and us with advertising revenue from those businesses listed in the directory. We hope to finalize an agreement with SaskTel in the near future.

In our proposed arrangement with SaskTel, SaskTel will promote advertising on the InfoLinx Channel through its sales and marketing activities. Specifically, we anticipate that DirectWest, an affiliate of SaskTel, will sell advertising on the InfoLinx Channel and we will receive 15% of the advertising revenue attributable to the InfoLinx Channel in the form of a royalty. Upon the finalization of an agreement with SaskTel, we expect to pay up-front fees of approximately $35,000 to set up the initial InfoLinx Channel for SaskTel. If the real estate InfoLinx Channel is successful, we hope to expand our channel offerings through SaskTel to include an automotive channel and other channels.

Advertising

We have developed a directory format that blends the usability of the television, the functionally of print media like a “yellow pages” directory and the performance of high speed Internet. Our interactive directory platforms allow advertisers to display their content over the television to gain maximum exposure at a reasonable cost. Our plan is to enter into agreements with cable and telecommunications operators, whereby advertising revenue from those businesses listed in our InfoLinx Channel directory will be divided between us and the cable and telecommunications operators.

We plan to team with Yellow Pages publishers and professional advertising sales organizations, in specific markets, to bring commercial viability to the InfoLinx Channel. Paid ads can be attached to any listing, and the "layered" character of the InfoLinx application allows for virtually limitless advertising opportunities, creating a rich new revenue stream for the sales agency.

InfoLinx makes it affordable for hundreds of thousands of small businesses to advertise on television. Advertisers can target their message to a selective audience, in full color, at more competitive rates than are likely to be offered by the local community newspaper.

We plan to work on a revenue sharing basis with our service delivery partners.

Future Financing

As of May 31, 2007, we have cash of $57,894. We estimate our expenses over the next 12 months to be $250,000 consisting mainly of management and professional fees, general administrative expenses, legal and accounting, equipment costs (mainly related to servers) and costs related to Internet connectivity.

We currently estimate our management and professional fees will relate to the cost of a project manager (approximately $4,000 per month), software consulting and updates (approximately $3000 per month), and graphic design services (approximately $3,000 per month) for a total of approximately $120,000 over the next 12 months. We currently estimate our general and administrative costs will consist of one administrator (approximately $3,000 per month), rent ($1,000 per month) and miscellaneous office expenses (approximately $500 per month) for a total of approximately $54,000 over the next 12 months. Legal and accounting expenses are estimated at $24,000 over the next 12 months. We currently estimate our equipment costs, mainly related to the cost of servers and installation, will be $40,000 over the next 12 months and Internet connectivity and hosting will be $12,000 over the next 12 months.

We want to raise an additional $500,000 in working capital over the next 12 months to pay our estimated expenses over the next 12 months and to develop the market in Western Canada. We anticipate that we will rely on sales of that common stock to finance our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our common stock or arrange for debt or other financing to fund our planned exploration activities.

Description of Properties

Our executive offices are located at 180 Pemberton Avenue, North Vancouver, British Columbia, Canada V7P 2R5. Our rent on that facility is approximately $600 Canadian Dollars per month.

Certain Relationships and Related Transactions

Except as described below, none of the following parties has, in the last two years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
  Any member of the immediate family of any of the above person.

Merger with InfoLinx Communications Ltd., a British Columbia corporation

On November 17, 2006, InfoLinx Communications Ltd., a British Columbia corporation, merged with and into us. InfoLinx Communications Ltd., a British Columbia corporation, was incorporated on October 23, 2000, and developed our business prior to the November 17, 2006 merger.

Stock Option Issuance

In September 2005, we issued 400,000 options at an exercise price of $0.10 to our Vice President and director, Patrick Fitzsimmons, as consideration for his services to us.

Management Fees

During the six months ended May 31, 2007 we incurred $21,101in management fees to Matthew Jones, our president and $6,215 to Mark Garfield, a director.

During the year ended November 30, 2006 the Company incurred $91,828 in management fees to two officers and certain directors of the Company as follows:

Mark Garfield – director	$6,974

Patrick Fitzsimmons -	$43,293
director
Matthew Jones – officer and
director	$41,561
Total	$91,828

In the year ended November 30, 2006, $6,974 was paid in cash to Mark Garfield and $15,719 was paid to Matthew Jones by the issuance of shares of our common stock in May 2006 at approximately $0.09 per share. At November 30, 2006, $25,842 remains outstanding to Matthew Jones, $1,685 remains outstanding to Brady McDonnell, a former director, and $52,352.00 remains outstanding to Patrick Fitzsimmons.

Loans

As of May 31, 2007 we owed $63,778 (November 30, 2006 - $39,760) to our President, Matthew Jones, $52,352 (November 30, 2006 - $52,352) to Patrick Fitzsimmons, a director, and $256 (November 30, 2006 - $250) to Tim Francis, a former director. Amounts due to related parties are unsecured, non interest bearing and have no specific terms of repayment.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on the Pink Sheets under the symbol “IFNX.PK”. Prior to the merger with and into us, the common stock of InfoLinx Communications Ltd., a British Columbia corporation, was quoted on the Pink Sheets under the symbol “IFOLF.PK.” There is no certainty that our common stock will continue to be quoted or that any liquidity exists for our shareholders. We plan to apply for listing of our common stock on the National Association of Securities Dealers, Inc. Over the Counter (OTC) Bulletin Board upon the effectiveness of the registration statement.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High	Low
June 1, 2005-August 31, 2005	$0.30	$0.20

September 1, 2005-November 30, 2005	$0.30	$0.20
December 1, 2005-February 28, 2006	$0.30	$0.20
March 1, 2006-May 31, 2006	$0.30	$0.20
June 1, 2006-August 31, 2006	$0.30	$0.20
September 1, 2006-November 30, 2006	$0.29	$0.20
December 1, 2006-February 28, 2007	$0.20	$0.30
March 1, 2007-May 31, 2007	$0.11	$0.22

Holders of Our Common Stock

As of the date of this prospectus, we have 72 registered shareholders.

Rule 144 Shares

No shares of our common stock could be available for resale to the public in accordance with the requirements of Rule 144 of the Securities Act of 1933. In general, under Rule 144, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

  1% of the number of shares of our common stock then outstanding which equals approximately 17,743 as of the date of this prospectus; or
  The average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Under Rule144 (k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the securities proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, no shares of our common stock could be available for resale to the public in accordance with the requirements of Rule 144(k) of the Securities Act.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Options, Warrants and Other Convertible Securities

As of the date of this prospectus, we have 405,000 warrants outstanding, all at an exercise price of $0.15 Canadian Dollars. Of these, warrants to purchase one hundred thousand (100,000) shares were granted to Cathei McGuire which expire on April 25, 2008; warrants to purchase one hundred thousand (100,000) shares were granted to Richard Berg that expire on July 17, 2008; warrants to purchase one hundred thousand (100,000) shares were granted to Universal Solutions Inc. which expire on July 20, 2008; warrants to purchase fifty thousand (50,000) shares were granted to Archie and Michelle Gendron which expire on December 4, 2008; warrants to purchase thirty thousand (30,000) shares were granted to

Damien Gendron which expire on December 4, 2008; and warrants to purchase twenty-five thousand (25,000) shares were granted to Elizabeth Jones which expire on December 4, 2008.

As of the date of this prospectus, we have issued 900,000 options to purchase shares of our common stock pursuant to our 2005 Stock Option Plan, which was assumed by us as a result of our merger with InfoLinx Communications Ltd., a British Columbia corporation. All of those options were issued in September 2005 at an exercise price of $0.10 and the options expire in September 2007. Of these, 400,000 were granted to our Vice President and director, Patrick Fitzsimmons, as consideration for his services to us as an officer and director. The others were granted in exchange for consulting services.

Other than those options and warrants, we do not have any common stock subject to outstanding options or warrants, and there are no securities outstanding that are convertible into shares of our common stock.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  We would not be able to pay our debts as they become due in the usual course of business; or
  Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

As of the date of this prospectus, we have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

The table set forth below summarizes the annual and long-term compensation for services in all capacities provided to us payable to our President and all executive officers whose total annual salary and bonus exceeded $100,000, for the years ended November 30, 2006 and 2005:

SUMMARY COMPENSATION TABLE

Name and Title	Year	Salary ($)	Bonus ($)	Other Compensation ($)	Total Compensation ($)
Matthew Jones	2006	0	0	$41,561 (1)(2)	$41,561 (1)
President
	2005	0	0	$36,087 (2)	$36,087

(1) Accrued and to be paid in cash.
(2) The amounts listed as “other compensation” for Matthew Jones represent management fees payable to him for his service to us as an officer and director.

Outstanding Equity Awards at Fiscal Year End. As of November 30, 2006, the named executive officer had no equity award securities outstanding.

Compensation of Directors. The table below provides information concerning the compensation of our directors for the year ended November 30, 2006:

				Non-Equity	Non-qualified
Name &	Fees Eraned	Stock	Option	Incentive	Deferred
Principal	or Paid in	Awards	Awards	Plan Comp.	Comp.	All Other
Position	Cash ($)	($)	($)	($)	Earnings ($)	Compensation	Total ($)
Mark Garfield Director	$0	0	0	0	0	$6,974	$6,974

Patrick Fitzsimmons Director	$0	0	0	0	0	$43,293	$43,293

In the year ended November 30, 2006 we recorded a liability to issue 500,000 shares of common stock at $0.0876 per share for a total cost of $43,293 for management fees payable to Patrick Fitzsimmons.

As of November 30, 2006, Patrick Fitzsimmons had 400,000 unexercised stock options, which were granted in September 2005 as consideration for his services to us as an officer and a director.

See Note 6 of our audited financial statements for the year ended November 30, 2006, for a discussion of the assumptions made in the valuation of our stock options.

The compensation of Matthew Jones, a director of the Company, is specified entirely in the Summary Compensation Table above.

EMPLOYMENT CONTRACTS

We have not entered into any employment contracts with any executive officer.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information concerning equity compensation under our 2005 Stock Option Plan as of November 30, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	900,000	$.10	874,381

Equity compensation plans not approved by security holders	0	n/a	0
Total	900,000	$.10	874,381

Description of the 2005 Stock Option Plan:

The shareholders of InfoLinx Communications Ltd., a British Columbia corporation, approved the granting of 10% of the issued and outstanding shares of InfoLinx Communications Ltd., a British Columbia corporation, on November 15, 2005. As of November 30, 2006, 900,000 stock options have been granted under that plan, all at a price of $0.10.

As we currently have 17,743,810 shares of our common stock outstanding, 1,774,381 shares are authorized under that plan. This plan was adopted by the Board of Directors of InfoLinx Communications Ltd., a British Columbia corporation, on November 15, 2005.

Those persons eligible for awards pursuant to our stock option plans include any employee, director, or consultant.

Changes In and Disagreements with Accountants
On Accounting and Financial Disclosure

In the last two years, we have had no changes in or disagreements with our accountants.

Financial Statements

We have attached to this prospectus copies of our audited financial statements for the years ended November 30, 2006 and 2005, as well as our unaudited financial statements for the period ended May 31, 2007, including the notes to those financial statements.

INFOLINX COMMUNICATIONS LTD.
(a development stage company)

FINANCIAL STATEMENTS
MAY 31, 2007

(unaudited)

(Stated in U.S. dollars)

BALANCE SHEETS

STATEMENTS OF OPERATIONS

STATEMENTS OF CASH FLOWS

NOTES TO FINANCIAL STATEMENTS

INFOLINX COMMUNICATIONS LTD.
(a development stage company)

BALANCE SHEETS

	May 31, 2007	November 30,
	(unaudited)	2006

CURRENT ASSETS
Cash	$57,894	$3,626
GST recoverable	8,147	5,803
Prepaid expenses	258	5,254
	66,299	14,683

EQUIPMENT (Note 4)	4,705	5,533
APPLICATION SOFTWARE (Note 3)	143,141	124,477

	$214,145	$144,693

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$11,331	$23,811
Due to related parties (Note 6)	116,404	92,368

	127,735	116,179
NATURE AND CONTINUANCE OF OPERATIONS (Note 1)
STOCKHOLDERS’ EQUITY
Capital stock (Note 5)
Common stock, $.0001 par value,
400,000,000 shares authorized
17,743,810 common shares issued and outstanding (November 30, 2006 –
16,208,810)	604,553	472,050
Additional paid in capital (Note 5)	10,329	10,329
Common share subscriptions	-	7,096
Deficit accumulated during the development stage	(566,663)	(487,618)
Accumulated other comprehensive income	38,191	26,657

	86,410	28,514

	$214,145	$144,693

The accompanying notes are an integral part of these financial statements.

INFOLINX COMMUNICATIONS LTD.
(a development stage company)

STATEMENTS OF OPERATIONS
(unaudited)

					October 23,
	Three months	Three months	Six months	Six months	2000
	ended	ended	ended	ended	(inception) to
	May 31, 2007	May 31, 2006	May 31, 2007	May 31, 2006	May 31, 2007
GENERAL & ADMINISTRATIVE EXPENSES
Office and general
	$6,158	$2,748	$9,825	$7,448	$58,203
Consulting fees	12,989	17,594	14,048	17,594	72,613
Consulting fees – stock based (Note 7)	-	-	-	-	10,329
Depreciation	573	1,268	1,127	1,311	4,571
Management fees	16,946	27,410	27,316	50,825	239,635
Professional fees	12,067	2,091	21,690	2,338	92,653
Research and development	-	-	-	-	59,705
Transfer agent and filing fees	395	3	3,037	210	12,155
Travel expenses	2,002	-	2,002	-	18,660

NET LOSS FOR THE PERIOD	$51,130	$51,114	$79,045	$79,726	$568,524

BASIC AND DILUTED NET LOSS PER SHARE	$(.00)	$(.00)	$(.00)	$(.01)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	17,230,875	15,185,690	16,775,073	15,185,690

The accompanying notes are an integral part of these financial statements.

INFOLINX COMMUNICATIONS LTD.
(a development stage company)
STATEMENTS OF CASH FLOWS
(unaudited)

	Six months	Six months	October 23,
	ended	ended	2000(inception)
	May 31, 2007	May 31, 2006	to May 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(79,045)	$(79,726)	$(566,664)
Adjustments to reconcile net loss to net cash from
operating activities:
- non-cash management fees	18,556	52,202	103,582
- non-cash consultant fees
	8,650-	18,000	118,018
- non-cash research and development	-	-	46,350
- depreciation	1,499	1,412	5,991
Net changes in non-cash working capital items:
GST recoverable	(2,344)	(3,808)	(8,146)
Prepaid expenses	4,996	428	(251)
Accounts payable
	(20,440)	(6,953)	2,810

NET CASH FLOWS USED IN
OPERATING ACTIVITIES	(68,128)	(18,445)	298,310

CASH FLOWS USED IN INVESTING ACTIVITIES
Acquisition of equipment	-	(7,650)	(10,005)
Software development	(11,357)	(22,548)	(129,630)

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(11,357)	(30,198)	(139,635)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from (repayments to) related parties	5,462	5,902	17,039
Subscription funds	-	4,450	15,523
Proceeds on sale of common stock	116,757	38,970	425,086

NET CASH FLOWS FROM FINANCING ACTIVITIES	122,219	49,322	457,648

EFFECT OF EXCHANGE RATE CHANGES	11,534	2,114	38,191

INCREASE IN CASH	54,268	2,793	57,894

CASH, BEGINNING OF PERIOD	3,626	12,015	-

CASH, END OF PERIOD	$57,894	$14,808	$57,894

Supplemental disclosure with respect to cash flows (Note 7).

The accompanying notes are an integral part of these financial statements.

INFOLINX COMMUNICATIONS LTD.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2007
(unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company was incorporated in the State of Nevada on August 28, 2006. On November 17, 2006, InfoLinx Communications Ltd., a British Columbia corporation, merged with and into the Company. InfoLinx Communications Ltd., a British Columbia corporation (“Infolinx BC”), was incorporated on October 23, 2000 and developed the Company’s business prior to the November 17, 2006 merger. In the merger, each share of InfoLinx BC was converted into one share of the Company and the Company assumed the business and operations of InfoLinx BC. For accounting purposes, the merger is deemed to be a continuation of the BC private company into the United States, and accordingly, the financial statements from October 23, 2000 to November 17, 2006 are those of the BC private company.

The Company is a development stage company and its general business strategy is to develop a hardware and software solution to enable the creation of interactive television channels that run on a number of interactive digital television platforms and allow advertising print type content to be distributed and displayed on a television, on demand. As of February 2003, technological feasibility of the Company’s application software was established. However, as of May 31, 2007 the Company’s application software had not yet been licensed to any customers.

Going concern
These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America with the on-going assumption applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The continued operations of the Company and the recoverability of asset costs is dependent upon the ability of the Company to obtain necessary financing to complete the development of its proprietary software and related products and services, and upon the achievement of future profitable operations. As of May 31, 2007 the Company had a working capital deficit of $61,436 and has incurred losses since inception of $566,663. The Company will require additional funds in order to complete the development of its proprietary software and related products and services. As a result, further losses are anticipated prior to the generation of any revenues.

The Company will depend almost exclusively on outside capital to complete the development of its proprietary software and related products. Such outside capital will include the sale of additional stock and may include commercial borrowing. There can be no assurance that capital will be available as necessary to meet these development costs or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in a significant dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. The Company is planning additional ongoing equity financing by way of private placements to fund its obligations and operations. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Given the Company's limited operating history, lack of sales, and its operating losses, there can be no assurance that it will be able to achieve or maintain profitability. Accordingly, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

Unaudited Interim Financial Statements
The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They do not include all information and footnotes required by United States generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended November 30, 2006 included in the Company’s SB-2 filed with the Securities and Exchange Commission. The interim unaudited financial statements should be read in conjunction with those financial statements included in the Form SB-2/A. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three and six months ended May 31, 2007 are not necessarily indicative of the results that may be expected for the year ending November 30, 2007.

INFOLINX COMMUNICATIONS LTD.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2007 (unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

Application software
In accordance with Statement of Position (SOP) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Statement of Financial Accounting Standards (“SFAS”) No. 86, software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until commercial operations have commenced. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Software development costs capitalized include direct labour and purchased software expenses incurred after technological feasibility has been established. Amortization of capitalized application software development costs begins upon the commencement of commercial operations. Capitalized costs will be amortized over the estimated product life of three to five years, using the greater of the straight-line method or the ratio of current product revenues to total projected future revenues. At the balance sheet date, the Company evaluates the net realizable value of the capitalized costs and adjusts the current period amortization for any impairment of the capitalized asset value. The net book value of capitalized application software is reviewed annually for impairment. As of May 31, 2007 management has determined that no impairment in the carrying value of capitalized computer application software had occurred.

Equipment and amortization
Equipment is recorded at cost and amortization is provided using the declining balance basis at 50% per annum.

Use of Estimates and Assumptions
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the periods reported. Actual results could differ from those estimates.

Significant estimates and assumptions are the estimated useful lives of assets, the recoverability of tangible assets, the recoverability of intangible assets with indefinite lives, the value of the composition of future income tax assets and future income tax liabilities, the accruals for payroll and other employee-related liabilities, and the fair value of stock based compensation.

Cash and Cash Equivalents
The Company considers all liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

Fair Value of Financial Instruments
In accordance with the requirements of SFAS No. 107, the Company has determined the estimated fair value of financial instruments using available market information and appropriate valuation methodologies. The Company’s financial instruments consist of cash, accounts payable and accrued liabilities, and advances due to related parties. The fair value of these financial instruments approximate their carrying value due to the short-term maturities of these instruments, unless otherwise noted.

Goodwill and Intangible Assets
The Company has adopted the provisions of the Financial Accounting Standards Board (“FASB”) Statement No. 142, “Goodwill and Intangible Assets” (“SFAS 142”). Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized and will be tested for impairment annually. The determination of any impairment would include a comparison of estimated future operating cash flows anticipated during the remaining life with the net carrying value of the asset.

INFOLINX COMMUNICATIONS LTD.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2007 (unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency transactions
The financial statements are presented in United States dollars; however, the functional currency for the Company is the Canadian dollar. Thus, in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, the current rate method is used. All foreign denominated assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts are translated by using historical exchange rates. Translation adjustments resulting from using different rates on different financial statement components are reported as a component of accumulated other comprehensive income in the stockholders’ equity section of the balance sheet.

Transactions in foreign currency are recorded in their equivalent in Canadian dollars using the exchange rate prevailing at the time of the transaction. The exchange difference, if any, resulting between the date the transaction occurred and the date of its payment or the date of the accounting closing, if unpaid, is recorded as a period cost.

Net Loss per Common Share
Basic loss per share includes no dilution and is computed by dividing loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings (loss) of the Company. Because the Company does not have any potentially dilutive securities, diluted loss per share is equal to basic loss per share.

Stock-based compensation
In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (“SFAS No. 148”), an amendment of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. The disclosure provisions of SFAS No. 148 were effective for the Company commencing December 31, 2002.

The Company has elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. In addition, in accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. Under APB No. 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company’s stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

INFOLINX COMMUNICATIONS LTD.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2007 (unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based compensation (continued)

The Company has also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation – An Interpretation of APB Opinion No. 25 (“FIN 44”), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

Income taxes
The Company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. As at May 31, 2007 the Company had net operating loss carryforwards; however, due to the uncertainty of realization the Company has provided a full valuation allowance for the deferred tax assets resulting from these loss carryforwards.

Recent accounting pronouncements
In December 2006, the FASB issued FSP EITF 00-19-02, “Accounting for Registration Payment Arrangements” (“FSP 00-19-2”) which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies”. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company has determined the adoption of FSP 00-19-2 will not have a significant impact upon its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

NOTE 3 – APPLICATION SOFTWARE

	May 31, 2007	November 30, 2006
Capitalized costs	$143,141	$124,477
Less: accumulated amortization	-	-
	$143,141	$124,477

As of February 6, 2003, the prototype of the Company’s application software was successfully tested in a digital network cable environment using a set top box. All costs of development of the application software, subsequent to the establishment of technological feasibility on February 6, 2003, have been capitalized. As of May 31, 2007, capitalized application software costs have not been amortized because commercial operations have not yet commenced. The Company anticipates commercial operations will commence in fiscal 2007.

INFOLINX COMMUNICATIONS LTD.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2007 (unaudited)

NOTE 4 – EQUIPMENT

	May 31, 2007	November 30, 2006
Equipment	$10,696	$10,025
Less: accumulated depreciation	(5,991)	(4,492)
	$4,705	$5,533

NOTE 5 - CAPITAL STOCK

Authorized Share Capital
400,000,000 common shares with $.001 par value.

Shares Issued

As a consequence of the November 17, 2006, merger of Infolinx BC into the Company the 16,208,800 outstanding shares of Infolinx BC were exchanged for shares of the Company on a one for one basis.

On December 4, 2006 the Company issued 105,000 units at an average price of approximately $0.09 per unit for proceeds of $9,280. Each unit is comprised of one share and one warrant to purchase shares at CDN $0.15 for a period of two years.

On December 7, 2006 the Company issued 10 shares to its President at an average price of approximately $0.09 per share for proceeds of $1.

On April 2, 2007, the Company issued 1,330,000 restricted shares at an average price of $0.09 per share for total proceeds of $114,573.

On April 2, 2007 the Company issued 100,000 restricted shares at a price of approximately $0.09 per share in payment of consulting fees of $8,650.

Stock Option Plan
On October 25, 2005 the Company adopted a stock option plan. The Company is authorized to grant options to directors, employees and consultants to acquire up to 10% of the issued and outstanding common stock. The exercise price of each option is based on the market price of the Company's stock as calculated on the date of grant. The options can be granted for a maximum term of 5 years.

INFOLINX COMMUNICATIONS LTD.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2007 (unaudited)

NOTE 5 - CAPITAL STOCK (continued)

Stock Options

The following share options were outstanding at May 31, 2007 and November 30, 2006:

				Weighted		Weighted
			Number of	Average Life	Number of	Average Life
	Exercise		Options	in Years at,	Options	in Years at,
	Price Per		May 31,	May 31,	November	November
Date Issued	Share	Expiry Date	2007	2007	30, 2006	30, 2006
September 22, 2005	$ 0.10	September 22, 2007	650,000	0.31	650,000	0.81
September 23, 2005	$ 0.10	September 23, 2007	250,000	0.32	250,000	0.81
			900,000	0.31	900,000	0.81

Stock option transactions and the number of options outstanding are summarized as follows:

	Six months ended May 31, 2007			Year ended November 30, 2006
		Weighted	Weighted		Weighted	Weighted
		Average	Average		Average	Average
		Exercise	Remaining		Exercise	Remaining
	Number of	Price per	Contractual	Number of	Price per	Contractual
	Shares	Share	Life in Years	Shares	Share	Life in Years
Balance beginning of period	900,000	$ 0.10	0.81	900,000	0.10	1.81
Granted	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Expired	-	-	-	-	-	-
Balance end of period	900,000	$ 0.10	0.31	900,000	0.10	0.81

Stock Purchase Warrants

The following warrants were outstanding at May 31, 2007 and November 30, 2006:

				Weighted		Weighted
			Number of	Average Life	Number of	Average Life
	Exercise Price		Warrants	in Years at,	Warrants	in Years at,
	Per Share		May 31,	May 31,	November	November
Date Issued	(CDN$)	Expiry Date	2007	2007	30, 2006	30, 2006
May 4, 2006	0.15	May 4, 2008	100,000	0.93	100,000	1.43
May 4, 2006	0.15	May 4, 2007	-	0.18	50,000	0.42
May 4, 2006	0.15	May 4, 2007	-	0.18	75,000	0.42
August 10, 2006	0.15	August 10, 2008	200,000	1.20	200,000	1.70
December 4, 2006	0.15	December 4, 2008	105,000	1.52	-	-
			405,000	1.21	425,000	1.26

INFOLINX COMMUNICATIONS LTD.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2007 (unaudited)

NOTE 5 - CAPITAL STOCK (continued)

Warrant transactions and the number of warrants outstanding are summarized as follows:

	Six months ended May 31, 2007			Year ended November 30, 2006
		Weighted	Weighted		Weighted	Weighted
		Average	Average		Average	Average
		Exercise Price	Remaining		Exercise Price	Remaining
	Number of	per Share	Contractual	Number of	per Share	Contractual
	Shares	(CDN$)	Life in Years	Shares	(CDN$)	Life in Years
Balance beginning of period	425,000	0.15	1.26	-	-	-
Granted	105,000	0.15	2.00	425,000	0.15	1.71
Exercised	-	-	-	-	-	-
Expired	(125,000)	0.15	-	-	-	-
Balance end of period	405,000	0.15	1.121	425,000	0.15	1.26

NOTE 6 – RELATED PARTY TRANSACTIONS

During the six months ended May 31, 2007 the Company incurred $27,316 in management fees to Officers and certain Directors of the Company (2006 - $51,605).

As of May 31, 2007 the Company owed $63,778 (November 30, 2006 - $39,760) to the President of the Company; $52,352 (November 30, 2006 - $52,352) to a Director; $256 to a former Director (November 30, 2006 - $256). Amounts due to related parties are unsecured, non interest bearing and have no specific terms of repayment.

The above transactions have been in the normal course of operations and, in management’s opinion, undertaken with the same terms and conditions as transactions with unrelated parties.

NOTE 7 – SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	Six months	Year ended
	ended May 31,	November 30,
	2007	2006

Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

In February 2006 the Company entered into an agreement for consulting services to be paid by the issuance of 200,000 shares of common stock. On May 1, 2006 the Company issued 200,000 shares of common stock at the fair value of $0.09 per share for a total cost of $18,070 for consulting services.

On May 17, 2006 the Company issued 480,000 restricted shares at a price of approximately $0.09 per share in payment of accrued management fees of $43,147.

On May 17, 2006 the Company issued 440,000 restricted shares at a price of approximately $0.09 per share in payment of a liability to issue shares for management fees of $37,081 incurred in the year ended November 30, 2004.

INFOLINX COMMUNICATIONS LTD.
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2007 (unaudited)

NOTE 7 – SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS (continued)

On August 10, 2006 the Company issued 80,000 restricted shares at a price of approximately $0.09 per share in satisfaction of a liability to issue shares of $6,742 incurred in the year ended November 30, 2004.

During the year ended November 30, 2006 the Company recorded management fees payable of $43,800 to be paid by the issuance of 500,000 shares of common stock.

On April 2, 2007 the Company issued 100,000 restricted shares at a price of approximately $0.09 per share in payment of consulting fees of $8,650.

NOTE 8 – COMMITMENTS

In September 2005 the Company entered into three agreements for consulting services expiring in September 2007. The consultants shall receive fees as follows:

		Cash Monthly
		Fees
	Options exercisable at	(To commence
	$US 0.10 for a period	upon Board	Common Stock
Consultant	of two years	approval)	in Lieu of Fees
1.	400,000	$ CDN 2,000	50,000 common shares per month for a period of 12 months
2.	250,000	$CDN 2,000	12,500 common shares per month for a period of 12 months
3.	250,000	$CDN 2,000	30,000 common shares in the first month and 20,000 common
			shares per month for a period of 11 months

Options were granted to all three consultants upon signing of the agreements. (Note 5)

Consultant 1 commenced providing services for common stock in lieu of fees in October 2005. Services were completed in September 2006. Board approval for the commencement of payment of cash monthly fees has not been granted for consultant 1.

Consultant 2 commenced providing services in February 2007 accordingly, in February 2007 the Company commenced payment of cash fees of $ CDN 2,000 per month to this consultant. Board approval has not been granted for the issuance of common stock in lieu of fees.

Commencement of services by consultant 3 has been postponed. Accordingly, no fees have been accrued.

UNTIL NOVEMBER 15, 2007, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Officers and Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and
b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

a) Is not liable pursuant to NRS 78.138; or
b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

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a) Is not liable pursuant to NRS 78.138; or
b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Section 3 of our Articles provides that to the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, no director or officer of our company shall be liable to us or to our stockholders for damages for breach of fiduciary duty as a director or officer.

Section 4 of our Articles provides that we shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was our director or officer, he is or was serving at the request of us as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. We shall also indemnify any person who is serving or has served our company as a director, officer, employee, or agent of the corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

Our Bylaws

Our Bylaws provide that to the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, we shall indemnify our directors and officers, including payment of expenses as they are incurred and in advance of the final disposition of any action, suit, or proceeding. Employees, agents, and other persons may be similarly indemnified by us, including advancement of expenses, in such case or cases and to the extent set forth in a resolution or resolutions adopted by our Board of Directors.

Our Bylaws also provide that to the fullest extent permitted by the laws of the State of Nevada, as the same now exists or may hereafter be amended or supplemented, we may purchase and maintain insurance and make other financial arrangements on behalf of any person who is or was our director, officer, employee, or agent, or is or was serving at the request of us as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against such person and liability and expense incurred by such person in its capacity as a director, officer, employee, or agent, or arising out of such person’s status as such, whether or not we have the authority to indemnify such person against such liability and expenses.

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been

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settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are outlined below:

Securities and Exchange Commission Registration Fee	$215
Transfer Agent Fees	$1,500
Accounting and Auditing Fees	$5,000
Legal Fees	$15,000
Edgar Filing Fees	$2,000
Total:	$23,615

With the exception of the SEC registration fee, all amounts are estimates.

We are paying all the expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, shall be paying any other expenses incurred in the selling of their common stock.

Recent Sales of Unregistered Securities

In February 2007 we entered into an agreement with Anderson Marketing Services for consulting services for a fee of $10,000 Canadian Dollars payable by the issuance of 100,000 shares of our common stock. The services were completed in March 2007 and the shares were issued in a private placement transaction on April 2, 2007 to Christopher Anderson at a price of $0.0865 per share.

On April 2, 2007 we issued 1,330,000 shares of our common stock to six investors in a private placement transaction at an average price of $0.08614 per share for proceeds of $114,573.

On December 4, 2006 we issued 105,000 units to three investors at an average price of $0.08838 per unit for proceeds of $9,280, each unit is comprised of one share or our common stock and one warrant to purchase a share or our common stock at $0.15 Canadian Dollars for a period of two years.

Sixteen million two hundred eight thousand eight hundred (16,208,800) shares of common stock were issued to the shareholders of InfoLinx Communications Ltd., a British Columbia corporation, all in a private placement in November 2006, in connection with the merger of InfoLinx Communications Ltd., a British Columbia corporation, unto us. In the merger, each share of InfoLinx Communications Ltd., a British Columbia corporation, was converted into one of our shares.

Ten (10) shares of our common stock were issued to our President, Matthew Jones, at our inception in a private placement transaction, for consideration of $1.

Between April and July 2006, in private placement transactions, InfoLinx Communications Ltd., a British Columbia corporation, issued warrants to purchase 425,000 shares of common stock, all at an exercise price of $0.15 Canadian Dollars. Of these, warrants to purchase fifty thousand (50,000) shares were granted to Mr. David Klitch which expired on April 28, 2007; warrants to purchase seventy-five thousand (75,000) shares were granted to Mr. Gordon Quechuck which expired on May 1, 2007; warrants to

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purchase one hundred thousand (100,000) shares were granted to Ms. Cathei McGuire which expire on April 25, 2008; warrants to purchase one hundred thousand (100,000) shares were granted to Mr. Richard Berg that expire on July 17, 2008; and warrants to purchase one hundred thousand (100,000) shares were granted to Universal Solutions Inc. which expire on July 20, 2008. In the merger, we assumed these obligations.

In a September 2005 private placement transaction, InfoLinx Communications Ltd., a British Columbia corporation, issued stock options to purchase 900,000 shares of common stock at an exercise price of $0.10 and the stock options expire in September 2007. Of these, 400,000 were granted to our Vice President and Director, Patrick Fitzsimmons, as consideration for his services to us as an officer and director. The others were granted to two other individuals in exchange for consulting services. In the merger, we assumed these obligations.

In each of the offerings described above, we relied upon Regulation S as an exemption from the registration requirements of the Act. The facts supporting the availability of Regulation S for these offerings were that:

1) The offer and sale was not made to any U.S. persons or for the account or benefit of U.S. persons and did not involve “direct selling efforts” in the U.S.;
2) Each purchaser certified that he or she was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;
3) Each purchaser agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration;

All offers and sales in connection with the shares sold pursuant to Regulation S were made in offshore transactions as defined by Regulation S. There were no direct selling efforts in the United States.

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Exhibits

Exhibit	Description of Exhibit
Number
2.1*	Agreement and Plan of Merger, Amalgamation and Reorganization, dated October 3, 2006, by and among InfoLinx Communications Ltd., a Nevada corporation, and InfoLinx Communications Ltd., a British Columbia corporation
3.1*	Articles of Incorporation
3.2*	Articles of Merger
3.3*	Bylaws of the Corporation
5.1**	Opinion and Consent of Stepp Law Group, a professional corporation
10.1*	Letter of Intent with SaskTel
10.2*	Consulting Agreement with Patrick Fitzsimmons
10.3*	Consulting Agreement with Steve Owst
10.4*	Consulting Agreement with Paul Brandenburg
10.5**	Consulting Agreement with Anderson Marketing Services
23.1**	Consent of Dale Matheson Carr-Hilton LaBonte LLP, Independent Registered Accounting Firm
24.1	Power of Attorney (included on signature page of Registration Statement)

* Previously filed with the Securities and Exchange Commission in January 2007 as exhibits to our Registration Statement on Form SB-2.

** Previously filed with the Securities and Exchange Commission in June 2007 as exhibits to our Registration Statement on Form SB-2, Amendment 1.

     Undertakings

The undersigned registrant hereby undertakes:

Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the

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maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Vancouver, British Columbia, Canada on August 14, 2007.

INFOLINX COMMUNICATIONS LTD.

By:	/s/ Matthew Jones

Matthew Jones
President, Treasurer and Director
(Principal Executive, Financial and Accounting Officer)

Power of Attorney

The undersigned directors and officers of InfoLinx Communications Ltd. hereby constitute and appoint Matthew Jones, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

	President, Treasurer and Director	August 14, 2007
/s/ Matthew Jones
Matthew Jones (Principal Executive, Financial and Accounting Officer)

	Vice President and Director	August 14, 2007
/s/ Mark Garfield
Mark Garfield

	Vice President, Secretary and Director	August 14, 2007
/s/ Patrick Fitzsimmons
Patrick Fitzsimmons

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